EXHIBIT 10.25
                       SEVERANCE AGREEMENT

     This Severance Agreement is made effective as of the 17th day of December,
1996, by and between Princeton Media Group, Inc., f/k/a DeNovo Corporation, an Ontario, Canada corporation (the "Company") and Michael D. Herman of Coral Springs, Florida ("Herman").

                      W I T N E S S E T H :

     WHEREAS, Herman has previously resigned his positions as President and Director of the Company, the Company having agreed to provide to Herman the severance terms described below in recognition of the superior services Herman has rendered to the Company during his tenure as President and Director.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Resignation. Herman has previously resigned his positions as President and Director of the Company.

     2. Severance Package. The Company shall provide Herman with the following severance compensation:

          (a) Cash payments for a period of three years at the level of Mr. Herman's current salary, payable at intervals substantially similar to payment intervals of salaries of employees of the Company, commencing on the date of this Agreement; provided, however, that at any time from the date of this Agreement until the date one year after the date of this Agreement, Mr. Herman may, by written notice to the Company, require the Company to issue to him, within 5 days of such notice, 50,000 shares (post-reverse split) of registered common stock of the Company in lieu of payments which would otherwise be made during the second and third years after the date hereof pursuant to this subsection (a). Payments for the first year shall continue in any case.

          (b) 35,000 shares (post-reverse split) of registered common stock of the Company, to be issued within 5 days of the date hereof.

     3. Covenant Not to Disclose. Herman shall not disclose or make accessible in any manner to or use for the benefit of any person or entity at any time any information of a confidential or secret nature relating to the business, products or activities of the Company (the "Confidential Information"). Such Confidential Information shall include, but not be limited to, information relating to inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans and proposals). Herman shall keep secret all matters entrusted to him and shall not use or attempt to use any such information in any manner which may injure or cause loss or may be calculated to injure or cause loss whether directly or indirectly to the Company. Information shall be Confidential Information whether or not such information was developed, devised or otherwise created in whole or in part by the efforts of Herman, and whether or not such information is a matter of public knowledge, unless the Company has authorized disclosure of such information to the general public.

     4.   Non-Competition.

          (a)  For a period of three (3) years commencing on the date of this
     Agreement,      Herman will not, whether alone or as a partner, officer,
     director, consultant, agent, employee or stockholder of any company or other commercial enterprise, directly or indirectly engage in any business
     or other activity in the United States or Canada which is or may be competitive with or render services to any firm or business organization which competes with the Company in, the products or services being manufactured, marketed, distributed, planned in writing or developed by the Company on the date of execution of this Agreement without the prior written consent of the Company.

          (b) The ownership of securities of a public company not in excess of two percent (2%) of any class of such securities shall not of itself be
     deemed a violation of any of the provisions of this Section 4.

     5. No Solicitation. For a period of three (3) years commencing on the date of this Agreement, Herman will not directly or indirectly solicit, recruit or hire or attempt to solicit, recruit or hire any employee of the Company to work for a third party other than the Company or engage in any activity that would cause any employee to violate any agreement with the Company.

     6. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

     7. No Waiver. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

     8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and all of their successors and assigns. Specifically, but not by way of limitation, the Company's obligations under this
Agreement shall survive the death or disability of Herman and shall in such case inure to the benefit of Herman's heirs, executors, administrators and legal representatives.

     9. Entire Agreement; Amendment. This instrument contains the entire agreement between the parties with respect to the subject matter addressed herein and all prior discussions, understandings, negotiations and agreements are merged herein. This Agreement may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

     11. Continuing Indemnification. The Company hereby acknowledges its continuing indemnification obligations to Mr. Herman with respect to actions of
Mr. Herman while an officer or director of the Company, as set forth in Section
20 of By-Law Number 1 of the Company. The Company further agrees to provide, at its expense, legal representation of Mr. Herman and reimbursement for costs in the event of any action or threatened action naming Mr. Herman in connection with his actions while an officer or director of the Company, which legal representation shall be of a level of quality equal to or superior to that used by the Company.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as a sealed instrument as of the day and year first above written.

Princeton Media Group, Inc.


By:/s/ Robert F. Kendall, CFO           /s/ Michael D. Herman
                                        Michael D. Herman

Witness:                                Witness:

/s/                                     /s/